Exhibit 19

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT AND MARKED WITH “[**]” BECAUSE IT IS BOTH NOT MATERIAL AND THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

TRUECAR, INC.
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INSIDER TRADING POLICY
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(Adopted: May 14, 2014; Effective: June 11, 2014; Amended: April 8, 2021; Amended: February 12, 2023; Schedule 1 Updated: September 24, 2024)

INTRODUCTION
You may not disclose any nonpublic information acquired during your service with TrueCar without authorization, and you may not misuse material nonpublic information in securities trading. If you do, you will be in violation of this Insider Trading Policy.
Legal prohibitions on insider trading
One of the principal purposes of federal and state securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading is when directors, officers, employees and others with material nonpublic information about a company trade based on that information. The terms “material” and “nonpublic” are defined below. Trades will be considered “based on” material nonpublic information if the person making the trade was aware of the information at the time of the trade. It is not a defense that the person did not “use” the information in deciding to make the trade.
Disclosing material nonpublic information directly or indirectly to others who then trade based on that information, or making recommendations or expressing opinions about trades while aware of material nonpublic information (each of which is sometimes referred to as “tipping”), is also illegal. Both the person who provides the information, recommendation or opinion and the person who trades based on it may be liable.
A company, as well as individual directors, officers and other supervisory personnel, may be liable as “controlling persons” if they do not take appropriate steps to prevent insider trading by those under their supervision, influence or control. For example, every person who, directly or indirectly, controls a person engaging in insider trading is also liable along with, and to the same extent as, the controlled person unless the controlling person acted in good faith and did not directly or indirectly cause the violation.
Detection and prosecution of insider trading
The U.S. Securities and Exchange Commission, or SEC, the Financial Industry Regulatory Authority, or FINRA and the Nasdaq Stock Market, or Nasdaq, use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares have been successfully prosecuted.
Penalties for violation of insider trading laws and this Policy

Civil and criminal penalties.  As of the latest update to this Policy, potential penalties for insider trading violations under U.S. federal securities laws include:
●damages in a private lawsuit;

●being required to return any profits made or losses avoided;

●imprisonment for up to 20 years;

●criminal fines of up to $5 million for individuals and $25 million for entities;

●civil fines of up to three times the profit gained or loss avoided;

●a bar against serving as an officer or director of a public company; and

●an injunction against future violations.
Civil and criminal penalties also apply to tipping. The SEC has imposed large penalties in tipping cases even when the disclosing person did not trade or gain any benefit from another person’s trading.
Controlling person liability. As noted above, controlling persons can be liable for insider trading conducted by those they control. As of the latest update to this Policy, the penalty for “controlling person” liability is a civil fine of up to the greater of approximately $2 million or three times the profit gained or loss avoided from the insider trading, as well as potential criminal fines and imprisonment.
Company disciplinary actions.  If we reasonably conclude that you have violated this Policy, we may discipline you up to and including termination of your employment, whether or not you also violated the law. We do not need to wait for legal action to be taken or concluded against an alleged violator before taking disciplinary action. In addition, we may give stop transfer and other instructions to our transfer agent to enforce compliance with this Policy.
Reporting violations
It is your responsibility to help enforce this Policy. The Secretary, the Assistant Secretary and the Legal Department are generally responsible for the administration of this Policy. You should be alert to possible violations and promptly report violations or suspected violations of this Policy to the attention of the Secretary at (800) 200-2000, or at 1401 Ocean Avenue, Suite 200, Santa Monica, CA 90401. If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible and permitted by law. If you wish to remain anonymous, send a letter addressed to the attention of the Secretary or the Audit Committee of the Board of Directors at 1401 Ocean Avenue, Suite 200, Santa Monica, CA 90401. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue.
Personal responsibility
The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment at all times and consult with your legal and financial advisors, as needed. We advise you to seek assistance if you have any questions at all. The insider trading rules can be complex, and a violation of insider trading laws can carry severe consequences.
PERSONS AND TRADES COVERED BY THIS POLICY
Persons covered by this Policy

This Policy applies to all directors, officers, employees and agents (such as consultants and independent contractors) of TrueCar. References to “you” (as well as general references to directors, officers, employees and agents of TrueCar) also include members of your immediate family, persons with whom you share a household, your economic dependents and any other individuals or entities whose securities trading you influence, direct or control (including, for example, a venture or other investment fund, if you influence, direct or control trades by the fund). You are responsible for making sure that these other individuals and entities comply with this Policy.
Types of trades covered by this Policy
This Policy applies to all trades involving the stock or other securities of TrueCar or of other companies about which you have obtained material nonpublic information in the course of your service with TrueCar, unless the trade is permitted as described in the “Limited Exceptions” section (for example, you make the trade under a valid 10b5-1 plan). This Policy therefore applies to purchases, sales and other transfers of common stock, options, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and any other securities. It also applies to any arrangements that affect a person’s economic exposure to changes in the prices of these securities. These arrangements may include, among other things, trades in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales and some decisions to participate in benefit plans. This Policy also applies to any offers to engage in the trades discussed above. You should note that this Policy and the insider trading laws apply to all trades described above, no matter how small in size or value.
This Policy applies to the nonpublic information of other companies
This Policy prohibits the unauthorized disclosure or other misuse of any nonpublic information of other companies, such as our distributors, vendors, customers, affinity and OEM partners, collaborators, suppliers, competitors, potential M&A counterparties and other companies with which we have entered into non-disclosure agreements. This Policy also prohibits insider trading and tipping based on the material nonpublic information of those other companies.
This Policy applies after your departure
This Policy continues to apply to you until you no longer have any material nonpublic information about TrueCar or the other companies referred to above, including after you have left TrueCar. Also, if a trading blackout under this Policy is in effect when you stop working for TrueCar, you are expected to observe that blackout until the end of the blackout period.
No exceptions based on personal circumstances
There may be instances where the restrictions imposed by this Policy cause you to forego a planned trade, which could cause you to suffer financial harm or other hardship. Personal financial emergency or other personal circumstances will not excuse a failure to comply with this Policy or with the securities laws.
MATERIAL NONPUBLIC INFORMATION
“Material” information
Insider trading restrictions apply only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information should be regarded as material if it has market significance; that is, if the information becoming public could reasonably be expected to affect the market price of a security or if it otherwise is information that a reasonable investor would want to know before deciding to buy, sell or hold securities. Either positive or negative information may be material.
It is not possible to define all categories of “material” information. However, some examples of information that would often be regarded as material include information about:

●Financial results, financial condition, earnings pre-announcements, earnings guidance, projections or forecasts, particularly if inconsistent with past results or investors’ expectations;

●Restatements of financial results or material impairments, write-offs or restructurings;

●Changes in independent auditors, or notification that we may no longer rely on an audit report;

●Business plans or budgets;

●Incurrence of significant debts, or any significant default under or acceleration of any of our debt;

●Impending bankruptcy or financial liquidity problems;

●Significant developments involving business relationships, including entering into, modifying or terminating significant agreements or orders with customers, suppliers, distributors, manufacturers, affinity or OEM partners or other business partners;

●Product introductions, modifications, defects or recalls or significant pricing changes or other significant product announcements;

●Significant developments in research and development or relating to intellectual property;

●Significant legal or regulatory developments, whether actual or threatened;

●Major events involving our securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, reverse stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;

●Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment or the acquisition or sale of a significant business or asset;

●Major personnel changes, such as changes in senior management or lay-offs; and

●Cybersecurity risks and incidents, including vulnerabilities and breaches.
If you have any questions as to whether information should be considered “material,” you should consult with the Secretary or Assistant Secretary. In general, you should resolve any close questions as to the materiality of any information by assuming that the information is material.
“Nonpublic” information
Insider trading restrictions apply only if the information you possess is “nonpublic,” as well as material. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public,” the information must have been broadly disseminated in a manner designed to reach investors generally, and investors must have had the opportunity to absorb the information. As a general rule, information should be considered nonpublic until at least one full trading day has passed after the information is broadly distributed to the public in a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. However, depending upon the form of the announcement and the nature of the information, it is possible that information may not be fully absorbed by the marketplace until a later time. Any questions as to whether information is nonpublic should be directed to the Secretary or Assistant Secretary.
The term “trading day” means a day on which Nasdaq is open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.

POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION
Confidentiality of nonpublic information
The unauthorized use or disclosure of nonpublic information relating to TrueCar or other companies is prohibited. All nonpublic information you acquire while working for TrueCar may only be used for legitimate company business purposes. In addition, nonpublic information of others should be handled according to any relevant nondisclosure agreements, and the use of any nonpublic information should be limited to the purpose for which it was disclosed.
You must use all reasonable efforts to safeguard nonpublic information in TrueCar’s possession. You may not disclose nonpublic information about TrueCar or any other company unless required by law or all of the following apply:
●disclosure is required for legitimate company business purposes;

●you are authorized to disclose the information; and

●you have taken appropriate steps to prevent misuse of that information (including entering an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable).
This restriction also applies to internal communications within TrueCar and to communications with our agents. Where disclosing nonpublic information to third parties is required, you should coordinate with the Legal Department.
All directors, officers, employees and agents of TrueCar are required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, which places further restrictions on the use and disclosure of sensitive information.
No trading on material nonpublic information
You may not, directly or indirectly through others, trade TrueCar securities while aware of material nonpublic information about TrueCar unless the trade is permitted as described in the “Limited Exceptions” section (for example, you make the trade under a valid 10b5-1 plan). It is not an excuse that you did not “use” the information in your trade, or that you made the “wrong” trade (i.e., selling securities when the material nonpublic information would suggest that their value will increase).
Similarly, you may not trade the securities of any other company if you are aware of material nonpublic information about that company (except in cases similar to those described in the “Limited Exceptions” section). For example, if you are working on a proposed acquisition of another company, information about that acquisition is material nonpublic information for that other company, and you would not be permitted to trade the securities of that other company (or TrueCar securities, if the acquisition is material to TrueCar). It is important to note that “materiality” is different for different companies. Information that is not material to TrueCar may be material to a different company and vice versa. You should note that our Code of Business Conduct and Ethics prohibits you from acquiring financial investments in another company if your ownership of that company would constitute a conflict of interest with TrueCar.
No disclosing material nonpublic information for the benefit of others
You may not disclose material nonpublic information about TrueCar or any other company, or give any trading advice (for example, by making recommendations or expressing opinions) based on that information, to friends, family members or any other person or entity not authorized to receive the information if the person or entity may benefit by trading on it. These restrictions apply whether or not you receive any profit or personal benefit from the disclosure or advice. Even if you do not have material nonpublic information about TrueCar, we strongly discourage you from giving trading advice to others about TrueCar’s securities.
Obligation to disclose material nonpublic information to TrueCar
If you become aware of any material nonpublic information of TrueCar or any other company, and senior management is not aware of that information, you must disclose it to the Secretary or Assistant Secretary before trading any securities of TrueCar or the company in question, even if the trade would be permitted as described in the “Limited Exceptions” section. If you are a member of senior management, you must disclose the information to the Chief Executive Officer, and if you are the Chief Executive Officer or a director, you must disclose the information to the board of directors, before trading any relevant securities.
Responding to outside inquiries for information
If you receive a request for information from someone outside of TrueCar, such as a stock analyst or research firm, you should refer the inquiry to the Head of Investor Relations. Federal law requires us to avoid selectively disclosing material nonpublic information. In general, when a company discloses material nonpublic information, it must provide broad, non-exclusionary access to the information. Violations of this requirement can subject the company to SEC enforcement actions, which may result in injunctions and severe monetary penalties. We have established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release in compliance with applicable law. Please consult TrueCar’s External Communications Policy for more details.
TRADING BLACKOUT PERIODS
To make it less likely that individuals trade on material, nonpublic information, we have instituted quarterly trading blackout periods and may also institute special trading blackout periods from time to time. In addition, to comply with applicable legal requirements, we may also institute blackout periods that prevent directors and officers from trading in our securities when employees are prevented from trading our securities.
It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading based on material, nonpublic information and any other restrictions contained in this Policy.
Quarterly blackout periods
Directors, officers, employees and agents of TrueCar must not trade TrueCar securities during quarterly blackout periods unless the trade is permitted as described in “Limited Exceptions” section (for example, you make the trade under a valid 10b5-1 plan).
Quarterly blackout periods begin at the end of the last trading day before the 16th day of the last month of each fiscal quarter and end after the first full trading day following the date of public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for trades in our securities because, during this period, individuals often have, or are presumed to have, material nonpublic information about our financial results for the quarter.
Special blackout periods
From time to time, we may also prohibit directors, officers, employees and agents from trading TrueCar securities when, in the judgment of the Secretary or Assistant Secretary, a trading blackout is warranted. We will generally impose special blackout periods when we know of material developments that have not yet been disclosed to the public (for example, announcement of interim earnings guidance, negotiation of mergers, acquisitions or dispositions or investigation and assessment of cybersecurity incidents). However, we may declare special blackout periods for any reason.

We will notify those persons subject a special blackout period when it is declared. If you have been notified of a special blackout period, you may not trade TrueCar securities until instructed otherwise by the Secretary or Assistant Secretary (even if the special blackout period could cause you financial harm or other hardship), and should not disclose to others that the special blackout period has been declared.
Regulation BTR blackouts
We may also impose trading blackouts on directors and executive officers under Regulation Blackout Trading Restriction, or Regulation BTR. In general, if Regulation BTR applies to TrueCar, it prohibits any director or executive officer from trading TrueCar securities when our other employees may not trade our securities. We may recover any profits from a trade that violates Regulation BTR, regardless of the intentions of the director or officer who traded. The SEC may also sanction and potentially pursue criminal charges against directors and executive officers who make those trades. We have provided, or will provide, separate memoranda and other appropriate materials to directors and executive officers on compliance with Regulation BTR.
We will notify directors and officers if we impose a blackout trading restriction on them under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.
No “safe harbors”
There are no unconditional “safe harbors” for trades made at particular times, and all TrueCar directors, officers, employees and agents should exercise good judgment at all times. Even outside of a quarterly blackout period, you may be prohibited from trading TrueCar securities because you have material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.
PRECLEARANCE OF TRADES
Directors and executive officers may not trade TrueCar securities without first obtaining preclearance of the trade from the Secretary or Assistant Secretary unless the trade is permitted as described in the “Limited Exceptions” section (for example, they make the trade under a valid 10b5-1 plan). We have also determined that other employees and agents of TrueCar who may have regular or special access to material nonpublic information must preclear trades. The Secretary may not trade TrueCar securities unless the Chief Financial Officer has precleared the trade. Individuals who must preclear trades are listed on Schedule I. From time to time, we may identify other persons who must preclear trades, and the Secretary or Assistant Secretary may update and revise Schedule I as appropriate.
You should submit requests for preclearance of trades via email to preclearstock@truecar.com with a signed copy of Exhibit A – Preclearance Request attached.  The Secretary or Assistant Secretary may update and revise Exhibit A as appropriate. In addition to signing the Preclearance Request, please also complete the material at the top of the Preclearance Request. The Preclearance Request form is located on the last page of this Policy.
These preclearance procedures are intended to decrease insider trading risks associated with trades by individuals with regular or special access to material nonpublic information. In addition, requiring preclearance of trades by directors and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act, the liability and reporting provisions of Section 16 of the Exchange Act and Regulation BTR. Preclearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy.
The Secretary or Assistant Secretary have no obligation to approve a trade submitted for preclearance, and may decide not to permit the trade.
ADDITIONAL RESTRICTIONS AND GUIDANCE

This section details additional types of trades that may expose you and TrueCar to significant risks and are therefore restricted.
Short sales
You may not sell short (i.e., sell a security that must be borrowed to make delivery) or “sell short against the box” (i.e., sell with a delayed delivery) any TrueCar securities. Short sales may signal to the market possible bad news about us or a general lack of confidence in our prospects and an expectation that the value of our securities will decline. Short sales are effectively a bet against our success and may reduce the seller’s incentive to improve our performance. Short sales may also create a suspicion that the seller is insider trading.
Derivative securities and hedging transactions
You may not trade in publicly-traded options, such as puts and calls, or other derivatives of TrueCar securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks of holding TrueCar securities. This prohibition does not apply to stock options, stock appreciation rights and other securities issued under TrueCar benefit plans or other compensatory arrangements with TrueCar.
Using TrueCar securities as collateral for loans
You may not pledge TrueCar securities as collateral for loans without preclearance from the Legal Department. If you default on the loan, the lender may sell the pledged securities as collateral in a foreclosure sale. The sale, even though not initiated at your request, is still considered a sale for your benefit. If it is made when you have material nonpublic information or otherwise are not permitted to trade in TrueCar securities, the sale may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and TrueCar.
Holding TrueCar securities in margin accounts
You may not hold TrueCar securities in margin accounts. Under typical margin arrangements, if you fail to meet a margin call, the broker may sell securities held in the margin without your consent. The sale, even though not initiated at your request, is still considered a sale for your benefit. If made when you have material nonpublic information or are otherwise not permitted to trade, the sale may result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and TrueCar.
Placing open orders with brokers
You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in TrueCar securities. If you are not making the trade under a valid 10b5-1 plan, this could result in inadvertent insider trading violations, Section 16 and Regulation BTR violations (for officers and directors), violations of this Policy and unfavorable publicity for you and TrueCar. You should inform any broker with whom you place an open order at the time it is placed that you are subject to blackout periods (and, if applicable, preclearance requirements).
LIMITED EXCEPTIONS
This section details the limited exceptions to the restrictions imposed by this Policy. Even if a trade is not prohibited by this Policy, you will need to separately assess whether it complies with applicable law. For example, whether or not this Policy prohibits a trade, you would need to comply with the “short-swing” trading restrictions under Section 16 if they apply to you. You are responsible for complying with applicable law at all times.

Trades under a 10b5-1 plan
The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for trades under trading plans that meet certain requirements. These requirements are spelled out in Rule 10b5-1 under the Exchange Act, and trading plans that comply with those requirements are therefore known as “10b5-1 plans.” At a high level, these rules provide for an affirmative defense if you enter into the 10b5-1 plan when you do not have material nonpublic information, certify that you are adopting the contract, instruction or plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 and if the 10b5-1 plan specifies (or sets forth an objective method for determining) the amount, price and date of the trade. Please refer to the Amended & Restated Rule 10b5-1 Guidelines for more information.
The restrictions in this Policy against trades made while you have material nonpublic information or during blackout periods and the preclearance requirements do not apply to trades made under 10b5-1 plans approved by the Secretary or Assistant Secretary. All 10b5-1 plans, and amendments or modifications to 10b5-1 plans, including suspensions and terminations of 10b5-1 plans, must be approved by the Secretary or Assistant Secretary. In approving a 10b5-1 plan, or an amendment or modification to or suspension or termination of a 10b5-1 plan, the Secretary or Assistant Secretary may impose criteria in addition to those required by law, and the Secretary or Assistant Secretary reserve the right to prevent any trades in our securities, even those under a 10b5-1 plan. You should therefore confer with the Secretary or Assistant Secretary before entering into, amending, modifying, suspending or terminating any 10b5-1 plan.
The SEC rules on 10b5-1 plans are complex and must be followed completely to be effective. The description provided above is only a summary, and we strongly advise that you consult with your legal advisor if you intend to adopt or amend a 10b5-1 plan. While 10b5-1 plans and amendments to and suspensions and terminations of 10b5-1 plans are subject to our review and approval, you are ultimately responsible for compliance with the law and this Policy.
10b5-1 plans and amendments to and suspensions and terminations of 10b5-1 plans must be filed with the Legal Department and, if applicable, accompanied by an executed certificate stating that the 10b5-1 plan complies with applicable law and any other criteria we establish. We may publicly disclose information regarding any 10b5-1 plan that you enter.
Receipt and vesting of stock options and restricted stock units
The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options or restricted stock units that we issue or offer or to the vesting, cancellation or forfeiture of those stock options or restricted stock units under applicable plans and agreements.
Exercise of stock options for cash
The trading restrictions under this Policy do not apply to the exercise of stock options for cash under our stock option plans or to the exercise of stock options in a stock-for-stock exercise with us or an election to have us withhold securities to cover taxes due upon an option exercise or vesting/settlement of restricted stock units. However, the trading restrictions under this Policy do apply to:
●the sale of stock issued upon the exercise of a stock option;

●a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise or withholding taxes, where applicable; and

●any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or withholding taxes, where applicable.
Stock splits, reverse stock splits, stock dividends and similar trades

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split, reverse stock split or stock dividend applying equally to all securities of a class, or similar trades.
Bona fide gifts and inheritance
The trading restrictions under this Policy do not apply to bona fide gifts involving TrueCar securities or transfers by will or the laws of descent and distribution.
Change in form of ownership
The trading restrictions under this Policy do not apply to trades that involve merely a change in the form in which you own securities. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.
Other exceptions
Any other exception from this Policy must be approved by the Secretary or Assistant Secretary, with such consultation with the Board of Directors or an independent committee of the Board of Directors, if any, as he determines appropriate in the circumstances.
COMPLIANCE WITH SECTION 16
Obligations under Section 16
Section 16, and the related rules and regulations, impose reporting obligations, limitations on “short-swing” transactions and limitations on short sales and other trades applicable to directors, officers, large shareholders and certain other persons. We have provided, or will provide, memoranda and other materials addressing these matters to our directors and officers.
We have determined that the persons listed on Schedule II must comply with Section 16 because of their positions with TrueCar. The Secretary or Assistant Secretary may amend Schedule II from time to time as appropriate to reflect the election of new officers or directors, any change in the responsibilities of officers or other employees and any promotions, demotions, resignations or departures.
Schedule II is not necessarily an exhaustive list of persons subject to Section 16 requirements at any given time. Even if you are not listed on Schedule II, you may be subject to Section 16 reporting obligations because of your shareholdings, for example.
Notification requirements
To facilitate timely reporting of trades as required by Section 16, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, us with detailed information (e.g., trade date, number of shares, exact price, etc.) on his or her trades in our securities, including gifts, transfers, pledges and trades under a 10b5-1 trading plan, both before (to confirm compliance with preclearance procedures, if applicable) and promptly after execution.
Personal responsibility
The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. We are not responsible for the failure to comply with Section 16 requirements.
ADDITIONAL INFORMATION

Delivery of Policy
This Policy will be delivered to all directors, officers, employees and agents of TrueCar when they start working for TrueCar. We will also circulate this Policy (or a summary of this Policy) periodically. Each director, officer, employee and agent of TrueCar must acknowledge that he or she understands, and agrees to comply with, this Policy.
Amendments
We are committed to continuously reviewing and updating our policies and procedures. The Board of Directors (and any of its committees to which it has delegated such authority) therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. You may obtain a current copy of our policies on insider trading by contacting the Secretary or Assistant Secretary.
*     *     *
Nothing in this Insider Trading Policy creates or implies an employment contract or term of employment. Employment at TrueCar is employment at will. Employment at will may be terminated with or without cause and with or without notice at any time by the employee or TrueCar. Nothing in this Insider Trading Policy limits the right of either party to terminate employment at will.
The policies in this Insider Trading Policy do not constitute a complete list of TrueCar policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.

SCHEDULE I
INDIVIDUALS SUBJECT TO PRECLEARANCE REQUIREMENTS
1.DIRECTORS

Name	Title(s)
Robert Buce	Director
Barbara Carbone	Director, Chair of the Board
Brendan Harrington	Director
Faye Iosotaluno	Director
Jantoon Reigersman	Director, President, and Chief Executive Officer
Diego Rodriguez	Director

2.OFFICERS (including officers who are also directors)

Name	Title(s)
Jantoon Reigersman	President and Chief Executive Officer
Jeffrey Swart	Executive Vice President and General Counsel
Oliver Foley	Chief Financial Officer
Jay Ku	Chief Revenue Officer
Jill Angel	Chief Operating Officer

3.OTHERS

[**]

SCHEDULE II
INDIVIDUALS SUBJECT TO SECTION 16 REPORTING AND LIABILITY PROVISIONS
1.DIRECTORS

Name	Title(s)
Robert Buce	Director
Barbara Carbone	Director, Chair of the Board
Brendan Harrington	Director
Faye Iosotaluno	Director
Jantoon Reigersman	Director, President, and Chief Executive Officer
Diego Rodriguez	Director

2.OFFICERS (including officers who are also directors)

Name	Title(s)
Jantoon Reigersman	President and Chief Executive Officer
Jeffrey Swart	Executive Vice President and General Counsel
Oliver Foley	Chief Financial Officer
Jay Ku	Chief Revenue Officer
Jill Angel	Chief Operating Officer

3.OTHERS

Name	Title(s)
AutoNation	Investor
BlackRock Fund Advisors	Investor
Caledonia (Private) Investments Pty Limited and its affiliates	Investor
United Services Automobile Association (USAA)	Investor
Cannell Capital LLC	Investor
Vanguard Group, Inc.	Investor

M E M O R A N D U M
To:  All directors, officers, employees, consultants, contractors and other agents of TrueCar, Inc.
From:  TrueCar, Inc.
Date:  [∙]
Re:  Insider Trading Policy
Attached is a copy of our policy on trades in TrueCar securities by our directors, officers, employees and agents (including consultants and contractors). As described in the policy, violations of insider trading laws can result in significant civil and criminal liability. Accordingly, please carefully review the materials provided.
After reading the policy, please sign the receipt and acknowledgement at the bottom of this memorandum and return it to the Legal Department.
If you have any questions about the policy or insider trading laws generally or about any trade involving the securities of the company, please call the Assistant Secretary at (800) 200-2000 x8593.
Attachment(s)
Receipt and Acknowledgement
●I have received and read the Insider Trading Policy.
●I have received satisfactory answers to any questions that I had regarding the Insider Trading Policy and insider trading in general.
●I understand and agree to comply with the Insider Trading Policy.
●I understand that my failure to comply in all respects with the Insider Trading Policy is a basis for termination for cause of my employment or other service relationship with the company as well as any other appropriate discipline.
●I understand and agree that the company may give stop transfer and other instructions to the company’s transfer agent with respect to trades that TrueCar considers to be in contravention of the Insider Trading Policy.

______________________________________   ______________________________________
Signature                           Date

______________________________________
Print Name

[Form of special blackout notification]

[INSERT COMPANY LETTERHEAD]

[insert date]
CONFIDENTIAL COMMUNICATION

TrueCar, Inc.
1401 Ocean Avenue
Suite 200
Santa Monica, CA 90401
Dear [insert name]:
TrueCar has imposed a special blackout period in accordance with the terms of our Insider Trading Policy. Pursuant to the Policy, and subject to the exceptions stated in the Policy, you may not trade TrueCar securities until you receive official notice that the special blackout period is no longer in effect.
You may not disclose to others the fact that a special blackout period has been imposed. In addition, you should take care to handle any confidential information in your possession in accordance with TrueCar’s policies.
If you have any questions at all, please contact me at [insert contact information].
Sincerely,

[Secretary, Assistant Secretary of the Company or other designated Legal Department contact]

EXHIBIT A
TRUECAR, INC. INSIDER TRADING POLICY — PRECLEARANCE REQUEST
Instructions:  Complete Items A-C, sign and email a copy to PreClearStock@truecar.com.  A representative from the Legal Department will complete the form and contact you to complete the process.
A. Person requesting preclearance:    ________________________________________
B. Phone number at which the request may be discussed:     ___________________________________
C. Request:         Purchase or Sale (check one) of up to ______________ (insert number) shares and/or Adoption/Amendment of 10b5-1 trading plan (if checked, attach draft)
            if request is for a limit or stop order, specify limit or stop price: $_______________
I am not aware of material nonpublic information regarding the Company. I am not trading based on, or adopting or amending a 10b5-1 trading plan while aware of, any material nonpublic information. The transaction is in accordance with the Insider Trading Policy and applicable law. I intend to comply with any applicable reporting and disclosure requirements on a timely basis.

__________________________________________________
(Signature of person proposing to trade)
TO BE COMPLETED BY THE LEGAL DEPARTMENT:
10b5-1 trading plan.  The person requesting preclearance is not enrolled in a 10b5-1 plan (or is requesting only amendment of an existing plan), and the person is not requesting preclearance for a sale of shares that are, or will be, covered by a 10b5-1 plan.
No blackout period.  The proposed action will not be taken during a blackout period applicable to the person requesting preclearance.
No pension fund blackout under Regulation BTR.*  There is no pension fund blackout period in effect.
No prohibition under Insider Trading Policy.  The person requesting preclearance confirmed that the trade or plan adoption or amendment is not prohibited under the Insider Trading Policy.
Section 16 compliance.*  If applicable, the person proposing to trade confirmed that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future) transactions.
Form 4 filing.*  If applicable, a Form 4 has been or will be completed and timely filed with the SEC.
Rule 144 compliance. If applicable:
The “current public information” requirement has been met (i.e., all relevant reports during the last 12 months have been filed);
The shares that the person proposes to trade are not restricted or, if restricted, the applicable holding period has been met;
Volume limitations (greater of 1% of outstanding securities of the same class or the average weekly trading volume during the last four weeks) are not exceeded, and the person proposing to trade is not part of an aggregated group;
The manner of sale requirements will be met (a “broker’s transaction” or directly with a market maker); and
A Form 144 has been completed and will be timely filed with the SEC and the relevant national securities exchange.
Rule 10b-5 concerns.  The person requesting preclearance has been reminded that trading or adopting a 10b5-1 plan is prohibited when in possession of any material nonpublic information about the Company that has not been adequately disclosed to the public. The person requesting preclearance has discussed with the Secretary, Assistant Secretary or one of their designees any information that the person believes may be material.

Authorized Trade Date Range (to be completed by Legal): ______________________________________________________________

__________________________________________________
(Signature of Secretary or Assistant Secretary)